Exhibit (10)(f)


Pak Ship & Sell (PSS) Application

Reorganization Scope Document

           (See Proposal for Executive Summary and Proposed Services)

GOALS

     o    Design application for long term scalability and growth

     o Use common design methodology to facilitate easier changes and code reusability

     o    Build better security from both corporate and store access

     o Create a more flexible, user-customizable interface so that the user has the ability to design his own screen for both shipping & point-of-sale

     o Enhance Stor-Pak Features and Functionality so that it is used more frequently and more accurate

     o    Provide ability to web-enable any components as needed

     o Design should accommodate multiple-store scenario and central data storage

     o Start framework for Corporate Data Warehouse and future Intranet Infrastructure

     o    Minimize or Eliminate the need for 3rd Party software and integration

     o Create real-time upload interfaces to major carriers to accommodate automated manifesting and package tracking

     o Reduce support needs by creating more intuitive interface and software integration

     o Standardize on latest technology desktop operating systems such as Windows 2000, while still supporting existing Win95 & Win98 desktops o Create product that can be positively marketed along with franchise opportunities and possibly offer additional fee services


                                                                   Presented by:

                                                        Raymond James Consulting

                                                                   February 2000



APPLICATION SCOPE OF WORK

PakMail's (P)ak (S)hip & (S)ell (called PSS) Software has some core functionality that should be retained and enhanced for a newly redesigned version. The current system will be analyzed and documented from a user/functional point of view. This documentation will be reviewed with key PakMail personnel and a determination of what features and functionality to retain will be determined. Technically, none of the current structure will be retained. A redesign of both database and application structure is required in order to meet scalability and growth requirements. These designs will be discussed in detail later.

PSS also utilizes 3rd party and external software applications that should be incorporated and/or maintained for the core application. These include:

         - Accounts Receivable                       - Rate Updates
         - ARS Bin (ARSASD)                          - Rate Print/Calc
         - Custom Labels                             - PSS Online
         - Commissioning                             - Various Import Utilities
         - ZZUpdate                                  - UPS OnLine

These are currently either launched from PSS or called from external applications, which are started independently from PSS. Need will be determined and `best design' practices used to determine what to incorporate and what to leave `as is'. If left `as is', then a redesign to conform to the new structure may be necessary in order to meet certain technical requirements.

For accounting purposes, analysis should be done to determine if building an export/interface to existing packages would be worthwhile versus building individual modules such as A/R. If deemed worthwhile, then an export/interface will be built in the place of an A/R module.

In addition, there will be a web-enabled process to upload shipping information to a Federal Express (Fed-Ex) regional server. Specifics should be obtained from Fed-Ex directly. The connection should accommodate both dial-up and real-time circuitry through any chosen Internet Service Provider (ISP) for web access. There may also be a similar module developed by United Parcel Service (UPS) in the future, so the design should accommodate easy incorporation for additional module(s).

ASSUMPTIONS

In order to carry out the proposed project plan, several critical assumptions have been made. If any of these assumptions are incorrect or inaccurately estimated, then the project plan and budget could be negatively impacted.

     o PakMail Key Personnel, both at Corporate and Franchise Operations are readily available or can be made available with short notice.
     o PakMail Programming Resource(s) can be freed up and available for at least 80% of their time devoted to the project to work at RJC offices.
     o PakMail can and will provide necessary hardware peripherals that are utilized in franchise operations for the duration of the project.
     o RJC will provide development facilities, equipment and project staff for the duration of the project.

DESIGN REQUIREMENTS

Database

The current database design and platform is highly inadequate to accommodate growth and reporting needs. The database platform will be migrated from the existing Access '97 databases to utilize MSDE (Microsoft Data Engine). The MSDE engine is easily portable between different desktops and/or servers and offers the power needed to facilitate growth. It also allows remote access and elaborate security schemes to allow only those authorized users to `see' the data. Currently, user base tops out at approx. 20-30 users, which far exceeds the normal concurrent PakMail user base.

The franchise (client) database will be redesigned to allow more flexibility and normalization of data. An index and keying strategy will provide performance and relational structures to allow for adequate input and reporting of data. The result of this will be faster, smoother performance from the application side
(GUI) as well as ease of reporting on the back end. In the current database design, there are many reporting challenges that make it difficult to report information in a usable format with any performance. Decisions will be made as to the number of databases to utilize as well as the usable structure of each, in accordance with application requirements.

A completely new design of a `Corporate Database' will also be done. The purpose of this database is to reside at the Corporate Offices of PakMail and to retain information from all franchises concurrently. This makes an assumption that

PakMail Corporate will build and install an NT server with SQL Server 7.0 for this purpose. Actual collection of this information and any reporting of same will be beyond the scope of this phase. Should a second phase follow this initial project, Corporate-side application items including a company Intranet, data-mining techniques and administration modules could be addressed at that time.

Application Infrastructure

The PSS Application itself will undergo massive changes, both on the GUI (interface) side as well as the rules and validation side (behind the scenes). The new design will follow a 3-tiered approach, which will create components used for various processes and input/output (I/O).

A 3 TIER DESIGN IS AS FOLLOWS:

Tier 1 - also known as the GUI (Graphical User Interface)

     The first tier is composed of the screen panels, forms and dialogs that a user sees and interacts with, in order to provide input and obtain output from an application. Very little processing other than what is needed to provide `display' back to the user is done in this layer.

Tier 2 - also known as the Client Layer

     The second or `middle' tier is composed of classes of objects that determine business rules that govern I/O as well as some data validations as related to database data, and database object access. Database access is done by calling server component(s) to access and read the data and then pass this data as objects back to the front-end (GUI) as required. Other functions are performed in this layer such as formatting screen output, calculations and other processes as needed by the GUI. Under this object model, the `server component(s)' generally perform all database access, security checks and database-specific processing that is passed back to its caller. The caller is usuAlly an object within the Client Layer, which requests information from the server objects. The Server Component(s) access and read the database, and then return the requested data object(s) back to the Client Layer to be further processed and passed to the GUI for display. The `Server Component' itself can be comprised of 1 module or many modules, which perform database I/O. This model keeps all objects that perform validations and database access separate from the front-end, thus creating what is called a `thin client'.

Tier 3 - also known as the Database Layer

     The third tier is the actual database and database engine itself. In this model, it is its own tier due to the fact that by implementing triggers and/or stored procedures, the database can do a great deal of work on its own. Performance requirements and optimizations will dictate whether triggers and stored procedures will be utilized for this application. There may some processes that would be better suited to be done on the database level rather than from other layers, however the trade-off is that these items are generally more difficult to implement and maintain.

This model also accommodates ease of transition into a 4-tier model should PakMail decide to implement it at a later time. In a 4-tier model, the Client Layer is broken up into 2 layers, consisting of Client and Server Tiers. The Server Objects should easily be identified and moved to their own layer allowing transaction control processes to govern them such as Microsoft Transaction Server (MTS). In a 4-tier model, the components can all be distributed on different machines, thus creating an enterprise-wide data distribution network. This model is generally used in large networks with remote access and the need to `share' resources with other groups and applications. It may be some time before PakMail is in a position to do this, but the infrastructure will support making the transition an easy and painless one.

How does the 3-tier Model work for PSS?

Let's take a detailed look at the 3-tier architecture and plug in the PSS components as they exist today.

Tier 1 - GUI
------------
     The GUI of PSS will change dramatically in order to create a more intuitive, robust application that users will enjoy using. The current GUI requires extensive training and computer literacy to be able to operate efficiently. A new GUI will incorporate either a 100% browser-based interface that can be operated very similar to any internet application, OR will consist of a windows standard application `look-and-feel' so that users can move around instinctively, as most are already somewhat familiar with Microsoft-based applications. The use of standard controls and drop-down menus will facilitate ease-of-use and procedure flow. The actual interface design will be determined in the `Discovery' phase of the project after various PakMail contacts have been interviewed including both corporate employees and franchise personnel.

Tier 2 - Client
---------------
     The client layer will consist of objects for carriers, rates, services, lists, validations of input, and point-of-sale rules. Business Rule enforcement such as types of transactions, package weights and dimensions, zip code/zone validation, and printing as well as many other business-specific operations will be done in this layer as called from the GUI. Different inputs determine what actions occur in the client layer and the client layer determines when to go to the database and what to put into or bring back from the database. In PSS, as transactions occur from the GUI, those transactions will utilize objects in the client layer to complete processing.

Tier 3 - Database
-----------------
     The database is the object that holds or retains all the actual data elements needed to continue the business. The data is placed in objects called tables, which have a specific structure to accommodate various accesses and joins to other data. Some of these tables will contain codes, descriptions, customer, account, company, and transaction data that when joined together create a dataset that can be called information. Data is simply data until it is formatted into something useful that someone can read and interpret. The purpose of the database is to store this useless data in a specified format and the purpose of the application is to format it so that it becomes information. In required cases, the database also has the ability to cascade changes to other tables and update or arrange data in ways to make it more accessible. It may also make changes to itself in order to enforce integrity of the data it contains. In other words, data from one table may be a subset of data in another, and in instances where that data is changed or deleted, the database may want to affect both tables in order for the data to achieve desired results. This is commonly done with triggers and stored procedures, which can interact on a database and not affect any other layer. These types of processes are generally implemented one time and require little, if any maintenance.

FUTURE CONSIDERATIONS

This project will reengineer PakMail's PSS Application to place it in the forefront of today's technology. The architecture will be easily maintained and the interface should be easier to navigate and learn, thus reducing training time required to operate it.

With this application infrastructure in place, the next logical steps to implement would be to establish a Corporate Database Server (Warehouse) and a Corporate Intranet to act as an information conduit to these resources. This would give PakMail Corporate the ability to collect information from all franchise operations on an automated basis (Royalties, Sales & Marketing info) and be able to apply either packaged or customized mining tools to analyze the data. Interfaces can be developed to `feed' this data to other systems and/or applications easily. Because the database server will be based on Microsoft's SQL Server, most 3rd party tools can be utilized to report on the data in both text and graphical context. Utilizing these 3rd party tools can reduce costs involved with custom development and maintenance; provided satisfactory tools can be found in the open market.

With the advent of a real-time Corporate Intranet, PakMail Corporate would be able to share information with franchises on a much more efficient basis and even provide additional services that could be an added revenue stream. Web pages could share and display information from the centralized database as PakMail warrants. Email services could be brought in-house, as well as home pages for public consumption. An Internet/Intranet site management scheme can be initialized to allow PakMail to control both sides of the network; both public and private. A public site can be used similarly to the T3 implementation of a home page and informational pages, as well as any additional items that PakMail deems necessary which PakMail's own staff can create and administer on a more usable time frame with no reliance on a 3rd Party.

The execution of the building of this infrastructure places PakMail's destiny in their own hands and of course, RJC can assist with any future implementations and utilization in all areas of technology. Once the infrastructure is built, and PakMail's staff is trained to continue with it, PakMail should have no more dependencies on 3rd Parties for years to come.

PROJECT PLAN AND DATE RANGE

March 6 - Project Commences

Tasks:

Documentation
     Mar 6 - 24          Analyze and document existing applications from a
                         user-perspective. Using document and key PakMail personnel, determine what features and functionality should be retained in new design. Also determine if some functionality should change in some way or be enhanced to meet needs.

Discovery Phase
     Mar 6 - Mar 24      Interview key corporate employees, franchisees and
                         store employees. Spend time in actual stores to observe operations and business flow. Corporate personnel should choose franchisees and stores. Determine what
                         GUI to use and development platform considering any corporate hardware/software needs including 3rd party controls, etc. Acquire hardware knowledge to be used in stores ie; desktops, printers, scanners, fax, scales, etc. and retrieve a sample of each for development and testing. Final output should be detailed Functional
                         Specification requiring corporate signoff before development begins.

                         Start client Database redesign using the existing databases as a foundation for needed data elements. Structure may change after Discovery is complete, but should be able to start a foundation to build on.

Design Phase
   Mar 20 - Apr 14       Set up final development environment and project space.
                         Lay out and create final client database design and identify Component objects. Determine and design external and 3rd party app usage including communications, web upload and printing/faxing. Design
                         GUI `look-and-feel' to carry on throughout development process. Development PROTOTYPE and demo to key corporate personnel for final acceptance of GUI. This could be one screen form with minimal interaction with controls. Design Corporate Database (not critical at this point).


Development Phase
   Apr 17 - Jun 23       Develop and unit test actual components from physical
                         designs. Adhere to standards for COM model and Visual
                         Basic or Visual Interdev environments. Provide interim
                         `releases' as possible for internal testing. Analyze and create a conversion program to move existing data into the new environment.

                         Create test specifications and scripts for Quality Assurance (QA), QA product and prepare for stabilization. Create User and Technical documentation for product as to be used by PakMail Corporate and clients. Output should be a documented ALPHA release.

Stabilization Phase
    Jun 26 - Jul 14      Finalize and stabilize product through extensive test
                         scripting and load testing in a `normal' store hardware scenario. Create installation routines and test.
                         Prepare for initial `pilot' to corporate and store
                         (BETA). Implement corporate testing installation if stability warrants. Include corporate and other key personnel for testing. Verify hardware needs and prepare `pilot' plan. Perform site prep for BETA.

Beta Implementation
    Jul 17 - Jul 28      Client Store BETA implementation. Corporate should
                         choose store and provide training and/or preparation for personnel. Run software for 2 weeks and get constant feedback. Correct and turn around problems quickly. Transfer product and development knowledge to corporate personnel for short-term turnover and long-term maintenance. Prepare logistics for implementation and rollout plan. Final Release and Rollout Jul 31 Begin rollout.

PERSONNEL REQUIREMENTS

Mar 6 - Mar 24      Business Analyst and/or Technical Writer for initial
                    analysis and documentation of existing system.

Mar 6 - Mar 17      Business Analyst and/or Developer/Analyst for Requirements
                    Analysis Database Architect for initial client database overhaul Data Modeler to identify data paths and relationships

Mar 20 - Apr 14     GUI Designer for interface design look-and-feel COM
                    Architect for component identification, reusables and Object
                    Design Database Architect for Corporate Database design

Apr 17 - Jun 23     VB or HTML/ASP Developers (2) for actual coding and unit
                    testing Crystal Reports programmer for reporting, if utilize
                    Crystal Testing/QA Architect and Coordinator (May 22)
                    Technical Writer (Jun 5)

Jun 26 - Jul 14     Installshield or PC Install Programmer for installation
                    routines Developer and/or Analyst for corporate site prep and implementation

Jul 17 - Jul 28     Developer(s) and/or Analyst for BETA implementation,
                    bug-fixes and wrap up

Jul 31 - Sep 1      Developer(s) for warranty period


A GRAPHIC WAS REMOVED WHICH ILLUSTRATED THE ABOVE TIME LINE.

Risk Factors in adopting Accelerated Timeline


1) Design time is reduced, which would mean that some existing designs would have to be carried over in order to save time. Some of these designs will cause the overall product to be less robust and harder to integrate.

2) Design and Development phases overlap causing some development to have to be redone to accommodate new designs. This can often lead to poor quality, increased time and frustrated team members.

3) The QA process and the ALPHA release overlap, which means that quality will be compromised for the ALPHA release and changes will be harder to implement due to different teams performing testing. In other words, this creates a `dual update' scenario for developers which is hard to manage and even harder to consolidate changes.

4) The Documentation overlaps with ALPHA Release, which actually makes the documenting process more difficult, as the software changes during the QA and ALPHA processes.

5) The BETA Release is done earlier, possibly before the release is actually 'ready' to BETA; compromising quality and 'first impression'.

6) NO Contingency time is built into the entire process.


Although the Accelerated Timeline offers some significant timesavings on the surface, in reality, the risk can create an even longer timeline due to change control and quality issues. It may save time in one phase, but then increase (possibly double) in another phase due to unforeseen problems or obstacles, which always exist.

It has been our experience that 100% of projects require some contingency due to personnel issues, technical issues or a combination of the two, and we do not recommend using this approach. It is included only as a risk analysis demonstrating the dangers involved in `cutting corners'.

PROJECT FEES

RJC is proposing to assume much of the risk of this engagement by fixing the price of each of the major phases: Discovery/Design, Construction and Stabilization. The advantages to PakMail of this approach is that budget constraints are met, and that RJC, as the solution provider, is committed to specific deliverables, not to working hours for an agreed-upon rate.

The "fixed-by-phase" pricing approach allows both RJC and PakMail to limit the risk of the unknowns that exist early in the project, while also controlling the cost of contingency time. The process is as follows:

     1. An estimate is given below for the project as a whole, for budgeting and planning purposes,
     2. A fixed price for the Discovery/Design phase is also below in two phases: Discovery/Conceptual Design (through completion of functional specification) and Technical Design (through completion of technical specification and prototype)
     3. A fixed fee for the Construction phase will be presented before the end of the Design phase.
     4. A fixed fee for the Stabilization phase will be presented before the end of the Construction phase.

The overall estimate for the project as defined in this document is between $185,000 and $194,000. For the first phase (Discovery/ Conceptual Design), the fixed fee is $29,800. For the second phase (Technical Design), the fixed fee is $31,000.


Service Delivery Credits

Based on our discussions regarding earlier delivery issues, RJC will credit a total of $7,500 to PakMail over the estimated project lifecycle, prorated approximately by 2-week billing period. The total credit will bring the net fees for the entire project to between $177,500 and $186,500. This amounts to approximately $682 per invoice over 11 billing periods.




Invoicing

Invoicing for fixed-fee projects is generally done bi-weekly or monthly in segments that reflect the "burn rate", or usage of resources. Upon approval of this scope document, RJC and PakMail will agree on an invoicing schedule for the Discovery/Design phase. The table below reflect a billing schedule based on a start date of 3/6/2000 and using a conservative total project cost of $185,600 (net of credits applied as described in the previous section):

                 Start                                                                                           End
Invoice Period  3/3/00
Ending               0  3/17/00  3/31/00 4/14/00  4/28/00 5/12/00   5/26/00   6/9/00   6/23/00    7/7/00   7/21/00  7/31/00
Net Invoice
Amount               0  $19,400  $19,400 $20,333  $20,333 $20,334   $20,333   $20,333  $20,334    $9,500    $9,500   $5,800
Cumulative           0  $19,400  $38,800 $59,133  $79,466 $99,800  $120,133  $140,466 $160,800  $170,300  $179,800 $185,600

Note that after the period ending 4/14/2000, amounts shown above are estimates only. The fixed fee for the next phase will cover the period roughly after 4/14/2000 until the end of Construction, which is planned to be completed 6/23/2000.

A graphic was removed which illustrates these numbers:

SCOPE DOCUMENT SIGN OFF

The Vision/Scope Document for PakMail / PSS Redesign is accepted by PakMail Product and Program Managers. The PSS Team is authorized to baseline the Vision/Scope Document and proceed with the Planning activities and draft the necessary Functional Specifications and Design Documents.




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David Foley, SDD                                                 Date
Solution Development Director


----------------------------------------               -------------------------
Alan Bowman, BSD                                                 Date
Business Solutions Director


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Vince A. Holt, Sr. Consultant                                    Date
Program Manager - Denver


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John Kelly                                                       Date
Product Manager - CEO, PakMail


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Evan Lasky                                                       Date
Program Sponsor - COO, PakMail

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Debra Carlson                                                    Date
Project Contact - PakMail IT Manager